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                                                                  EXHIBIT 99.2

FOR IMMEDIATE RELEASE
6/4/97
                                                             [LOGO]
For more information, contact:
Randall J. Smith (310) 445-6822





          WESTFIELD AMERICA (WEA - NYSE) ANNOUNCES MAJOR ACQUISITIONS
                  IN THE WASHINGTON D.C. MARKET, AND NEW $600
                           MILLION CREDIT FACILITY.

Los Angeles, CA, June 4, 1997 - Westfield America, Inc. (WEA - NYSE) announced today that it has completed the $184 million purchase of two super regional shopping centers, Wheaton Plaza, Wheaton, MD and Annapolis Mall, Annapolis, MD.

With the acquisition of Wheaton Plaza and Annapolis Mall, Westfield America now owns three major super regional centers in the greater Washington D.C. market:
Montgomery Mall in Bethesda, MD, Wheaton Plaza in Wheaton, MD and Annapolis Mall in Annapolis, MD.

Wheaton Plaza is located in Wheaton, Montgomery County, Maryland. The enclosed center has approximately 1.1 million square feet with 120 specialty stores. The center is anchored by three department stores: Hecht's, JCPenney, and Montgomery Ward. The 80 acre site also includes two free standing office buildings. Westfield is acquiring a 68% general partnership interest in the property for $51.0 million and will be the sole general partner. The partners include Ms. Arlene G. Kaufman who controls approximately 24.5% of the partnership.

"Wheaton Plaza is a tremendous redevelopment opportunity for Westfield. The center has strong anchors and demographics, and we plan on renovating and expanding the center to reposition it in the Montgomery County market" stated Peter Lowy, Co-President of Westfield America.

Westfield has also purchased the interest in Annapolis Mall, Annapolis, MD that it did not currently own (70%) for $133.0 million. Annapolis Mall is a one level super regional shopping center with 1 million square feet, four anchors and 150 specialty stores. The center is anchored by Nordstrom, Hecht's, JCPenney and Montgomery Ward. "We are pleased to own 100% of Annapolis Mall. It's an
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excellent center in a growing market, and we believe the center has expansion potential," stated Richard E. Green, Co-President of Westfield America.

In addition to these purchases, Westfield America announced last week the redevelopment and expansion of West County Center in St. Louis, MO with the addition of Nordstrom and The May Department Stores Company's Lord & Taylor. Famous-Barr will replace its existing West County store with another brand new St. Louis flagship store, and JCPenney will completely remodel its existing store at the center. The new center will nearly double in size to approximately
1.1 million square feet of leasable space with more than 150 specialty stores.

In conjunction with the recently completed initial public offering of Westfield America, the company has completed a new $600 million credit agreement with National Australia Bank Limited, Commonwealth Bank of Australia, Australia and New Zealand Banking Group and Union Bank of Switzerland. The proceeds will be used to refinance existing mortgage loans, as a revolving working capital facility and to fund redevelopments and acquisitions.

Westfield America, Inc., a real estate investment trust which completed it initial public offering on May 21, 1997, is one of the nation's leading owners of regional centers. The company owns 23 major shopping centers in 10 metropolitan areas in the states of California, Colorado, Connecticut, Maryland, Missouri, New York and Washington.